UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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NorthWestern Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NorthWestern Corporation
3010 West 69th Street
Sioux Falls, South Dakota 57108

Additional Information Regarding the Annual Meeting of Shareholders
to Be Held on Thursday, April 23, 2020

The following Notice of Change of Place relates to the proxy statement (the “Proxy Statement”) of NorthWestern Corporation (the “Company”), dated March 6, 2020, furnished to shareholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Thursday, April 23, 2020. This Supplement is being filed with the Securities and Exchange Commission and is being made available to Shareholders on or about March 31, 2020.

The Notice should be read along with the Proxy Statement.

Notice of Change of Place of Annual Meeting of Shareholders to Be Held on April 23, 2020
To the Shareholders of NorthWestern Corporation:
In light of on-going developments related to coronavirus (COVID-19) and after careful consideration, we are providing notice that we have changed the place of the Annual Meeting of Shareholders of NorthWestern Corporation (the “Company”). As previously announced, the Annual Meeting will be held on Thursday, April 23, 2020, at 10:00 a.m., Mountain Daylight Time. However, in light of public health concerns, we will hold the Annual Meeting in a virtual meeting format only. You will not be able to attend the Annual Meeting physically.
We believe this is the right choice for the Company at this time. A virtual Annual Meeting enables our shareholders—regardless of size, resources, or physical location—to participate in the Annual Meeting at no cost, while safeguarding the health of our shareholders, Board of Directors, and management. We are committed to ensuring that shareholders will be afforded the same rights and opportunities to participate at our virtual meeting as they would at an in-person meeting.
As described in the proxy materials for the Annual Meeting previously distributed or made available to you, you are entitled to participate in the Annual Meeting if you were a shareholder as of the close of business on February 24, 2020 (the record date) or hold a legal proxy for the meeting provided by your bank, broker, or nominee. You will be able to attend the Annual Meeting online, vote your shares electronically and submit questions during the meeting by visiting www.virtualshareholdermeeting.com/NWE2020.
To participate in the virtual Annual Meeting, you will need the 16-digit control number included on your Notice, proxy card or voting instruction form which is included with this notice. The meeting webcast will begin promptly at 10:00 a.m., Mountain Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:00 a.m., Mountain Time, and you should allow ample time for the check-in procedures. If you experience technical difficulties during the check-in process or during the meeting please call 1-800-586-1548 (U.S.) or 303-562-9288 (International) for assistance.
We will make a list of shareholders available electronically on the virtual meeting website during the meeting for those shareholders attending the meeting, and for ten days prior to the meeting, at our offices at 3010 West 69th Street in Sioux Falls, South Dakota. Please contact our Corporate Secretary at (605) 978-2900 if you wish to inspect the list of shareholders prior to the 2020 Annual Shareholder Meeting.
During the virtual Annual Meeting, you will be able to submit questions electronically. We will try to answer as many shareholder-submitted questions as time permits. However, we reserve the right to edit profanity or other inappropriate language, or to exclude questions that are not pertinent to meeting matters, are otherwise inappropriate, or fail to comply with the meeting rules of conduct. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.
Even if you currently plan to attend or participate in the virtual Annual Meeting, we recommend that you vote and submit your proxy in advance of the meeting by one of the methods described in the proxy materials for the Annual Meeting so that your vote will be counted if you later decide not to participate at the Annual Meeting. If you submit your vote by proxy and later decide to vote electronically at the Annual Meeting, the vote you submit at the Annual Meeting will override your proxy vote.
By Order of the Board of Directors,

Timothy P. Olson
Corporate Secretary
March 31, 2020
The Annual Meeting on Thursday, April 23, 2020 at 10:00 a.m., Mountain Daylight Time is available at www.virtualshareholdermeeting.com/NWE2020. The proxy statement and Annual Report are available on our Investor Relations website at http://www.northwesternenergy.com/our-company/investor-relations/proxy-materials. Additionally, you may access our proxy materials at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.